SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

                         Date of Report: March 16, 2004

                     LIFE ENERGY & TECHNOLOGY HOLDINGS, INC.
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             (Exact name of registrant as specified by its charter)



     Delaware                       33-24483-NY                  11-2914841
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(State or other jurisdic-         (Commission File         (IRS Employer
tion of incorporation)                Number)             Identification Number)


              7637 Leesburg Pike Suite #200 Falls Church, Va 22043
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                    (Address of principal executive offices)

                                 (866) 616-5433
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                          Registrant's Telephone Number

                  2005 Beechgrove Place, Utica, New York 13501
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           Former Name or Former Address If Changed Since Last Report



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Item 2. Acquisition or Disposition of Assets.

Life Energy & Technology Holdings, Inc. (the "Company") has executed a Loan Agreement with Diamond Ridge Advisors, Inc., a Delaware corporation ("Diamond"), whereby Diamond has agreed to lend the Company two hundred fifty million dollars ($250,000,000.00) for a period of seven (7) years bearing interest at a rate of six percent (6%) per annum. Interest is payable monthly after completion of the manufacture of the first three (3) biosphere units by the Company.

The Company has granted a right of first refusal to Diamond to fund all biosphere units to be installed within and without the United States.
Additionally, the Company has agreed to pay Diamond six and one-half percent (6.5%) of net profits from the operation of the first installed biosphere unit on an annual basis and six and one-half percent (6.5%) of net profits should such first installed unit be sold.

Diamond currently owns approximately twenty percent (20%) of the Company's issued and outstanding common stock.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

10.1     *     Loan Agreement between Life Energy Technology Holdings,  Inc. and
               Diamond Ridge Advisors, Inc. dated February 28, 2004.

10.2     *     Loan Agreement between Life Energy Technology Holdings,  Inc. and
               Diamond Ridge Advisors, Inc. dated July 16, 2003.

22.1     *     Press  Release  "Life  Energy &  Technology  Holdings,  Inc.  and
               Diamond Ridge announce Credit Line of $250 million."


Item 9. Regulation FD Disclosure.

The Company has circulated a press release describing the above transaction. A copy of such release has been attached hereto as an exhibit and is incorporated herein by reference.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                     LIFE ENERGY & TECHNOLOGY HOLDINGS, INC,
                                  (Registrant)


Date: March 16, 2004



BY:  /s/ Dr. Christopher McCormack
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Dr. Christopher McCormack
President and Chief Executive Officer